                                 EXHIBIT (4)(h)

                                FORM OF CONTRACT

                                      Home Office: 100 Manhattanville Road
[LOGO] TRANSAMERICA LIFE INSURANCE    Purchase, New York 10577-2135
       COMPANY OF NEW YORK            Administrative Office: 4333 Edgewood Rd NE
                                      Cedar Rapids, Iowa 52499


                           CONTRACT NUMBER: 07 - 12345

This is a legal contract between the Owner and Transamerica Life Insurance Company of New York, a Stock Company (Hereafter called the Company, we, our or us.) The Company will provide annuities and other benefits as set out in this annuity contract, subject to its provisions. This annuity contract is delivered in, and is governed by, the laws of the State of New York.

                                    WE AGREE

.. To provide annuity payments as set forth in Section 10 of this contract, .. Or to pay Withdrawal benefits in accordance with Section 5 of this contract, .. Or to pay death proceeds in accordance with Section 9 of this contract.

This contract permits the accumulation of funds on a tax-deferred basis and provides a periodic annuity payment for the life of the Annuitant or for a certain period of time. Payments start on the Annuity Commencement Date.

The smallest annual rate of investment return that would have to be earned on the assets of the Separate Account so that the dollar amount of variable Annuity Payments will not decrease is 6.25%

Prior to the Annuity Commencement Date, a daily charge corresponding to an annual charge of 1.45% for the Annual Step-Up death benefit option (1.30% for the Return of Premium death benefit option), is applied by the Company to the assets of the Separate Account. The corresponding charge after the Annuity Commencement Date is 1.25% regardless of death benefit option elected prior to the Annuity Commencement Date. In addition, a maximum annual Service Charge of $30 is assessed (prior to the Annuity Commencement Date only) on each Contract Anniversary if either the sum of premium less Withdrawals is less than $50,000 (or the Account Value is less than $50,000) on the Contract Anniversary.

See the "Service Charge" provision in Section 4 and the "Charges and Deductions" provision in Section 6 of this contract for more details. These agreements are subject to the provisions of this contract. This contract is issued in consideration of the application and payment of the initial premium as provided. This contract may be applied for and issued to qualify as a tax-qualified annuity under the applicable sections of the Internal Revenue Code.

                             20 DAY RIGHT TO CANCEL

You may cancel this contract by delivering or mailing a written notice to us or Your agent. You must return the contract before midnight of the twentieth day after the day You receive it. Notice given by mail and return of the contract by mail are effective upon being mailed, properly addressed and postage prepaid. We will return the Account Value, including any fees and charges, within 10 days after we receive notice of cancellation and the returned contract.

If this contract is a replacement of another contract, the Right to Cancel period is extended to 60 days and we will return the Account Value, including any fees and charges, for this contract within 10 days after we receive notice of cancellation and the returned contract.

The value of the Subaccount(s) is based on the value of the Separate Account assets which are not guaranteed as to fixed dollar amounts and will increase or decrease in value based on investment results.

                        Signed for us at our home office.


                               /s/ Tom Schlossberg

                                    PRESIDENT
  This contract is a legal contract between the contract owner and the Company.
                          READ YOUR CONTRACT CAREFULLY

      Flexible Premium Deferred Variable Annuity, Income Payable At Annuity
                               Commencement Date
          Benefits Based On The Performance Of The Separate Account Are
  Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
                                Non-Participating
  WE RESERVE THE RIGHT TO (I) REFUSE PREMIUM PAYMENTS TO THE FIXED ACCOUNT, AND
                  (II) PROHIBIT TRANSFERS TO THE FIXED ACCOUNT

AV852 101 161 702

                             SECTION 1 - DEFINITIONS

ACCOUNT VALUE - Amount defined in Section 4, that can be used to fund one of the Payment Options.

ANNUITANT - The person whose life annuity payments will be based on.

ANNUITY COMMENCEMENT DATE - The Date the Annuitant will begin receiving payments from this contract. This date may be changed by the owner as described in
Section 11. In no event can this date be later than the last day of the month following the month in which the Annuitant attains age 90 or 10 years from the Contract Date if later.

CASH VALUE - Amount, defined in Section 5 that is available for partial or full Surrenders.

CONTRACT ANNIVERSARY - The anniversary of the Contract Date for each year the contract remains in force.

CONTRACT DATE - The date shown on the Contract Data page of this contract and the date on which this contract becomes effective.

CONTRACT YEAR - The 12-month period following the Contract Date shown on the Contract Data page. The first Contract Year starts on the Contract Date. Each subsequent year starts on the anniversary of the Contract Date.

CUMULATIVE EARNINGS - An amount equal to the Account Value at the time a lump sum payout or systematic payout option payout is made, minus the sum of all premium payments reduced by all prior partial Withdrawals deemed to have been from premium, if any.

DISTRIBUTION - A Withdrawal or disbursement of funds from the Account Value or Cash Value. Account Value and Cash Value will be reduced by any Distribution.

GAINS - Cumulative Earnings, if any, in the Account Value.

INVESTMENT OPTIONS - Any of the Guaranteed Period Options of the Fixed Account, the Dollar Cost Averaging Fixed Account Option, and any of the Subaccounts of the Separate Account.

MONTHLY ANNIVERSARY - The same date each month as the Contract Date. If there is no day in the calendar month, which coincides with the Contract Date, the Monthly Anniversary will be the first day of the next calendar month

PAYEE - The person to whom annuity payments will be made.

PAYMENT OPTIONS - Options through which the distribution of the Account Value can be directed.

SEPARATE ACCOUNT - The separate investment account(s) established by us, as described in Section 6. The investment performance of the Separate Account is independent of the performance of the general assets of the Company.

SUBACCOUNT - A division of the Separate Account, which invests in shares of one Portfolio. The investment performance of each Subaccount is directly linked to the investment performance of the corresponding Portfolio, as described in
Section 6.

SURRENDER - A partial or full withdrawal of funds from the Account Value or Cash Value.

WITHDRAWAL - A distribution of funds from the Account Value or Cash Value.

YOU, YOUR - The owner of this contract. Unless otherwise specified on the Contract Data page, the Annuitant and the owner shall be one and the same person. If the owner is a trust and the trust allows any person(s) other than the trustee to exercise ownership rights under the contract, then such person(s) must be named as the Annuitant, as applicable. The owner while living, controls all rights and benefits under the contract. The right of survivorship means that if a joint owner dies, his or her interest in the contract will pass to the surviving joint owner in accordance with the Death Provisions (see Section 9). If a joint owner is named, reference to "You" or "Your" in this contract will apply to both the owner and joint owner.

This contract may not have joint owners if it is issued in connection with a tax qualified retirement plan or program.

AVB852                               Page 2

                            SECTION 2 - CONTRACT DATA

CONTRACT NUMBER:     07 - 12345                  ANNUITANT:      John Doe


INITIAL PREMIUM
PAYMENT:             $5,000.00               ISSUE AGE/SEX:      35 / Male


CONTRACT DATE:       August 10, 2002              OWNER(S):      John Doe


ANNUITY
COMMENCEMENT                                    GUARANTEED
DATE:                March 8, 2051                 MINIMUM
                                             DEATH BENEFIT
                                                    OPTION:      C
BENEFICIARY:         Jane Doe

Initial Effective Annual Interest Rate Credited to the Fixed Account   [3.50%]

Fixed Account Guaranteed Minimum Effective Annual Interest Rate:           3%

The minimum initial premium payment is $5,000 for nonqualified and $1,000 for qualified.

The maximum total premium payments, which we will accept without prior approval is $1,000,000.

Before the Annuity Commencement Date:

    SERVICE CHARGE: Annual charge equal to the lesser of 2% of the Account Value or $30.

    Death Benefit Option P - Return of Premium
         Mortality and Expense Risk Fee and Administrative Charge:      1.30%

    Death Benefit Option C - Annual Step-up to age 86.
         Mortality and Expense Risk Fee and Administrative Charge:      1.45%

After the Annuity Commencement Date:

    Mortality and Expense Risk Fee and Administrative Charge:           1.25%


SURRENDER CHARGES:

                    Number of Years                           Percentage of
              Since Premium Payment Date                    Premium Withdrawn

                       0-1                                          7%
                       1-2                                          7%
                       2-3                                          6%
                       3-4                                          6%
                       4-5                                          5%
                       5-6                                          4%
                       6-7                                          3%
                       7 or more                                    0%

AV852 101 161 702SP                  Page 3

                          SECTION 3 - PREMIUM PAYMENTS

PAYMENT OF PREMIUMS

Premium payments may be made any time while this contract is in force before the Annuity Commencement Date. You may start or stop, increase or decrease, or skip any Premium Payments. We reserve the right to prohibit premium payments to any of the Fixed Account options described in Section 7 if we are crediting an interest rate equal to the Fixed Account Guaranteed Minimum Effective Annual Interest Rate of 3% on any of those options. We will provide 30 days advance written notice of this decision.

MAXIMUM AND MINIMUM PREMIUM PAYMENT

The premium payments may not be more than the amount permitted by law if this is a tax-qualified annuity. The minimum initial premium payment is $5,000. If this contract is being used as a tax-qualified annuity, the minimum initial premium is $1,000, except that no minimum initial premium payment will be required for 403(b) annuities. The minimum subsequent premium payment we will accept is $50. The maximum total premium payments which we will accept without prior Company approval is $1,000,000.

If premium payments are discontinued, the Account Value at the cessation of premium payments will be held by us and the Fixed Account portion of the Account Value will continue to be credited with at least the guaranteed interest rate provided in this contract. We may declare a higher rate in advance. On the Annuity Commencement Date we will distribute the Account Value under one of the Annuity Payment Options.

PREMIUM PAYMENT DATE

The premium payment date is the date on which the premium payment is credited to the contract. The initial premium payment less any applicable premium taxes will be credited to the contract within two business days of receipt of the premium payment and the information needed. Subsequent additional premium payments will be credited to the contract as of the business day the premium payment and required information are received. A business day is any day that the New York Stock Exchange is open for trading.

ALLOCATION OF PREMIUM PAYMENTS

Premium payments may be applied to various Investment Options, which we make available. For each premium payment, You must indicate what percentage to allocate to various Investment Options. Each percent may be either zero or any whole number; however, the allocation among all accounts must total 100%.

CHANGE OF ALLOCATION

You may change the allocation of premium payments to various Investment Options by providing us notice containing the facts that we need. Premium payments received after the date on which we receive Your notice will be applied on the basis of the new allocation.

PREMIUM TAXES

The insurance laws of the State of New York currently do not allow the imposition of premium taxes on annuity considerations. Therefore, wherever reference is made in this annuity contract to the deduction of premium taxes, such deductions will not be made while the owner is a resident of the State of New York, unless subsequent changes in New York's insurance laws provide otherwise. The amount of any applicable premium tax imposed on amounts relating to this annuity contract may be withdrawn from this annuity contract. For purposes of this annuity contract, premium taxes include retaliatory taxes or similar taxes.

                            SECTION 4 - ACCOUNT VALUE

ACCOUNT VALUE

On or before the Annuity Commencement Date, the Account Value is equal to Your:

(a) premium payments; minus
(b) Gross Partial Withdrawals (as defined in Section 5); plus
(c) interest credited to the Fixed Account (see Section 7); plus
(d) accumulated gains in the Separate Account (see Section 6); minus
(e) accumulated losses in the Separate Account (see Section 6); minus
(f) service charges, premium taxes, rider fees and transfer fees, if any.

You may use the Account Value on the Annuity Commencement Date to provide lifetime income or income for a period of no less than 60 months under the General Payment Provisions in Section 10.

SERVICE CHARGE

On each Contract Anniversary during any Contract Year before the Annuity Commencement Date, we reserve the right to assess a service charge up to $30 for contract administration expenses. The Service Charge will be deducted from each Investment Option in proportion to the portion of Account Value (prior to such charge) in each Investment Option. In no event will the Service Charge exceed 2% of the Account Value on the Contract.

The Service Charge will not be deducted on a Contract Anniversary if, (1) the sum of all premium payments less the sum of all Withdrawals taken equals or exceeds $50,000; or (2) the Account Value equals or exceeds $50,000.

M1407                                Page 4

                 SECTION 5 - CASH VALUE AND PARTIAL WITHDRAWALS

CASH VALUE

On or before the Annuity Commencement Date, the Cash Value is equal to the Account Value less any Surrender Charges. Information on the current amount of Your contract's Cash Value is available upon request. The Cash Value may be partially withdrawn or will be paid in the event of a full Surrender of the contract. We must receive Your written partial Withdrawal or Surrender request before the Annuity Commencement Date.

PARTIAL WITHDRAWALS

We will pay You a portion of the Cash Value as a Partial Withdrawal provided we receive Your written request while the contract is in effect and before the Annuity Commencement Date. When You request a Partial Withdrawal You must tell us how it is to be allocated from among the Investment Options. If no selection is made, the Partial Withdrawal will be taken prorata from Your Investment Option. If Your request for a Partial Withdrawal from any Investment Option is less than or equal to the Cash Value in that option, we will pay the amount of Your request. However, if Your request for a Partial Withdrawal from any Investment Option is greater than the Cash Value in that option, we will pay You the Cash Value of that Investment Option.

The Gross Partial Withdrawal is the total amount which will be deducted from Your Account Value as a result of each Partial Withdrawal. The Gross Partial Withdrawal may be more or less than Your requested Partial Withdrawal amount, depending on whether surrender charges apply at the time You request the Partial Withdrawal.

The Excess Partial Withdrawal amount is the portion of the requested Partial Withdrawal that is subject to surrender charge (that is, the portion which is in excess of the surrender charge-free portion). For example, if the requested withdrawal amount is $1,000, and the surrender charge-free amount is $200, then the Excess Partial Withdrawal would be $800. Excess Partial Withdrawals will reduce the Account Value by an amount equal to (X+Z) where:

X = Excess Partial Withdrawal

Z = Surrender Charge on X.

The formula for determining the Gross Partial Withdrawal is as follows:

Gross Partial Withdrawal = R+ SC, where:

R   is the requested Partial Withdrawal; and

SC  is the surrender charge on EPW; where

EPW is the Excess Partial Withdrawal Amount (the portion of the requested Partial Withdrawal that is subject to surrender charge).

If no premium payments have been made for three years and the Account Value is less than $2,000, we reserve the right to pay the full Account Value and terminate the contract. We may delay payment of the Account Value from the Fixed Account for up to 6 months after we receive the request. If payment of the partial Withdrawal or full Surrender is not made within 10 business days of our receipt of the request, We will pay interest on that amount from the date of receipt to the date of payment. The interest rate will be the rate that is currently paid on Guaranteed Payment Option 1, Interest Payments. If the owner dies after we receive the request, but before the request is processed, the request will be processed before the death proceeds are determined.

For interest crediting purposes only, the oldest premium payment is considered to be withdrawn first, then the interest associated with that premium payment. If the amount withdrawn exceeds this amount, the next oldest premium payment, and its associated interest is considered to be withdrawn, and so on until the most recent premium payment and its associated interest is considered to be withdrawn (i.e. partial Withdrawals are made on a First-In, First-Out or "FIFO" basis.)

Each Partial Withdrawal consists of a portion that is subject to a surrender charge (that is, the Excess Partial Withdrawal) and a remaining portion that is free from surrender charge (that is, the surrender charge-free amount). Either portion may be zero (0) depending on the Partial Withdrawal requested and prior amounts withdrawn.

Amounts withdrawn under one of these options may reduce the amount available free of surrender charges under another option. Surrender charges may be waived as described below:

U1407                                Page 5

LUMP SUM

Beginning in the second Contract Year, You may withdraw, free from surrender charges, a lump sum amount equal to the maximum of A or B where:

A    is the Cumulative Earnings, if any, in the Account Value and

B is an amount equal to 10% of the premium payments immediately prior to the partial Withdrawal reduced by all prior partial Withdrawals deemed to have been from premium, if any.

The minimum partial Withdrawal under this option is $500. This partial Withdrawal option is available once per Contract Year.

SYSTEMATIC PAYOUT OPTION

Beginning in the first Policy Year, a Systematic Payout Option (SPO) is available on a monthly, quarterly, semi-annual or annual basis. At the time a SPO payout is made, such payout must be at least $50 and may not exceed the maximum of A and B, divided by the number of payouts made per year (e.g. 12 for monthly).

A    is the Cumulative Earnings, if any, in the Account Value and

B is an amount equal to 10% of the premium payments immediately prior to the partial Withdrawal reduced by all prior partial Withdrawals deemed to have been from premium, if any.

No surrender charges will apply to the SPO payout. Monthly and quarterly payouts must be sent through electronic funds transfer directly to a checking or savings account. You may start or stop SPO payouts at any time; however, 30 days' written notice is required to stop SPO payouts.

Once You have elected a SPO, You must wait a minimum time before the first SPO payment: 1 month for monthly, 3 months for quarterly, 6 months for semi-annual, or 12 months for annual.

MINIMUM REQUIRED DISTRIBUTION

Notwithstanding any other provision of the contract and to the extent required by Internal Revenue Code Section 408(b)(3) and the rules and regulations issued thereunder, distribution must be made from the contract in a manner which satisfies the requirements of Internal Revenue Code Section 401(1)(9) and the rules and regulations issued thereunder, as follows:

The entire Account Value must be distributed, or must commence to be distributed, no later than the Required Beginning Date, in equal or substantially equal amounts over: (a) the life of the owner or over the lives of the owner and the beneficiary; or (b) a period certain not extending beyond the life expectancy of the owner or over the lives of the owner, or the joint and last survivor expectancy of such owner and beneficiary. Such amount must be distributed periodically at intervals of no longer than one year and must be either non-increasing or increasing only as provided in Proposed Income Tax Regulation Section 1.401(a)(9)-1.

All distributions must be made in accordance with the requirements of Internal Revenue Code Section 401(a)(9), including the incidental death benefit requirements of Internal Revenue Code Section 402(1)(9)(G), and the regulations issued thereunder, including the minimum distribution incidental benefit requirement of Proposed Income Tax Regulation Section 1.401(a)(9)-2.

The amount to be distributed each year, beginning with the first Calendar Year for which distributions are required to begin and then for each year thereafter, shall not be less than the quotient obtained by dividing the entire Account Value by the lesser of: (a) the life expectancy of the owner, or the joint life expectancy of such owner and the beneficiary, whichever is applicable; or (b) if the owner's spouse is not the beneficiary, the applicable divisor determined from the table set forth in Proposed Income Tax Regulation Section 1.401(a)(9)-2. Distribution after the death of the owner will be calculated using the applicable life expectancy as the relevant divisor without regard to Proposed Income Tax Regulation Section 1.401(a)(9)-2.

Life expectancy of the owner and the joint life expectancy of the owner and the beneficiary are computed by use of the return multiples contained in Tables V and VI of Income Tax Regulation Section 1.72-9. Unless otherwise elected by the owner by the time distributions are required to begin, life expectancies will be recalculated annually. Such election will be irrevocable as to the owner and will apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, the life expectancy of such non-spouse beneficiary will be calculated using the attained age of such non-spouse beneficiary during the Calendar Year in which such non-spouse beneficiary attains age 70 1/2, and payments for subsequent years will be based on such life expectancy reduced by one year for each Calendar Year which has elapsed since the Calendar Year in which the life expectancy of such non-spouse beneficiary was first calculated.

P1392                                Page 6

For tax-qualified plans, partial Withdrawals taken to satisfy minimum distribution requirements under Section 401(a)(9) of the Internal Revenue Code
(IRC) are available with no surrender charges. The amount available from this policy with respect to the minimum distribution requirement is based solely on this contract.

The owner must be at least 70 1/2 years old in the calendar year of distribution, must submit a written request to us and must take the distribution before year-end. If the owner attains age 70 1/2 in the calendar year of distribution, a written request, which is postmarked no later than the end of the current calendar year, must be submitted to us.

Systematic minimum distributions must be at least $50 or a lump sum distribution is available if minimum required distributions are less than $50.

Any amount requested in excess of the IRC minimum required distribution will have the appropriate surrender charges applied, unless the excess Distribution qualifies as surrender charge-free under any additional options provided.

SURRENDER CHARGES

Amounts withdrawn in excess of the surrender charge-free amount specified in the Withdrawal provisions above are subject to a surrender charge. The amount of this charge, if any, will be a percentage, as shown in the table below, of the amount of premium withdrawn:

Number of Years            Percentage of
 Since Premium           Premium Withdrawn
 Payment Date

     0-1                          7%
     1-2                          7%
     2-3                          6%
     3-4                          6%
     4-5                          5%
     5-6                          4%
     6-7                          3%
     7 or more                    0%

For surrender charge purposes, all earnings are considered to be withdrawn first. After all earnings are withdrawn then the oldest premium payment is the first premium payment considered to be withdrawn. If the amount withdrawn exceeds this, the next oldest premium payment is considered to be withdrawn, and so on until the most recent premium payments are deemed to be withdrawn (the procedure being applied to Withdrawals of premium is a "First-In, First-Out" or FIFO procedure).

GUARANTEED RETURN OF FIXED ACCOUNT PREMIUM PAYMENTS

Upon full Surrender of the contract, You will always receive at least the premium payments made to, less prior Withdrawals and transfers from, the Fixed Account.

MINIMUM VALUES

Benefits available under this contract, including any paid up annuity Cash Value or death benefits that may be available, are not less than those required by the insurance laws of the State of New York. Such benefits will be increased as interest is credited to the contract (and decreased by any Withdrawals).

PB1392                               Page 7

                          SECTION 6 - SEPARATE ACCOUNT

SEPARATE ACCOUNT

We have established and will maintain one or more Separate Account(s), under the laws of the state of New York. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are put in the Separate Account for this contract, as well as for other variable annuity contracts. Any Separate Account may invest assets in shares of one or more mutual fund portfolio, or in the case of a managed Separate Account, direct investments in stocks or other securities as permitted by law. Fund shares refer to shares of underlying mutual funds or prorata ownership of the assets held in a Subaccount of a managed Separate Account. Fund shares are purchased, redeemed and valued on behalf of the Separate Account.

The Separate Account is divided into Subaccounts. Each Subaccount invests exclusively in shares of one of the portfolios of an underlying fund. We reserve the right to add or remove any Subaccount of the Separate Account.

The Separate Account meets the definition of a "separate account: under rule 0-1(e)(1) of the Investment Company Act of 1940 (the "1940 Act"). The assets of the Separate Account are our property. These assets will equal or exceed the reserves and other contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, subject to regulations governing the Separate Account, to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount or to our General Account.

We will determine the fair market value of the assets of the Separate Account in accordance with a method of valuation, which we establish in good faith. Valuation Period means the period of time from one determination of the value of each Subaccount to the next. Such determinations are made when the value of the assets and liabilities of each Subaccount is calculated. This is generally the close of business on each day on which the New York Stock Exchange is open. In order to determine the value of an asset on a day that is not a Business Day, the Company will use the value of that asset as of the end of the next Business Day on which trading takes place.

The Company will determine the value of the reserves for assets in the Separate Account at the end of each Business Day. In order to determine the value of reserves for assets on a day that is not a Business Day, the Company will use the value of that asset as of the end of the prior Business Day on which trading took place.

We also reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of contracts to which this contract belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account", as used in the contract, shall then mean the Separate Account to which the assets were transferred.

We also reserve the right, when permitted by law to:

(a) deregister the Separate Account under the 1940 Act;
(b) manage the Separate Account under the direction of a committee at any time;
(c) restrict or eliminate any voting rights of contract owners or other persons who have voting rights as to the Separate Account;
(d) combine the Separate Account with one or more other Separate Accounts;
(e) create new Separate Accounts;
(f) add new Subaccounts to or remove existing Subaccounts from the Separate Account, or combine Subaccounts; and
(g) add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing fund.

V1322                                Page 8

The Net Asset Value of a fund share is the per-share value calculated by the mutual fund or, in the case of a managed Separate Account, by the Company. The Net Asset Value is computed by adding the value of the Subaccount's investments, cash and other assets, subtracting its liabilities, and then dividing by the number of shares outstanding. Net Asset Values of fund shares reflect investment advisory fees and other expenses incurred in managing a mutual fund or a managed Separate Account.

CHANGE IN INVESTMENT OBJECTIVE OR POLICY OF A MUTUAL FUND

If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of New York or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this contract is delivered.

CHARGES AND DEDUCTIONS

The Mortality and Expense Risk Fee and the Administrative Charge are each deducted both before and after the Annuity Commencement Date to compensate for changes in mortality and expenses not anticipated by the mortality and administration charges guaranteed in the contract.

The service charge is deducted prior to the Annuity Commencement Date only.

If the Mortality and Expense Risk Fee is more than sufficient, the Company will retain the balance as profit or may reduce this fee in the future.

ACCUMULATION UNITS

The Account Value in the Separate Account before the Annuity Commencement Date is represented by accumulation units. The dollar value of accumulation units for each Subaccount will change from business day to business day reflecting the investment experience of the Subaccount.

Premium payments allocated to and any amounts transferred to the Subaccounts will be applied to provide accumulation units in those Subaccounts. The number of accumulation units purchased in a Subaccount will be determined by dividing the amount allocated to or transferred to that Subaccount, by the value of an accumulation unit for that Subaccount on the premium payment or transfer date.

The number of accumulation units withdrawn or transferred from the Subaccounts will be determined by dividing the amount withdrawn or transferred by the value of an accumulation unit for that Subaccount on the Withdrawal or transfer date.

The value of an accumulation unit on any business day is determined by multiplying the value of that unit at the end of the immediately preceding valuation period by the net investment factor for the valuation period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a) is the result of:
    (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus
    (2) the per share amount of any dividend or capital gain Distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the valuation period; plus or minus
    (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.
(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding valuation period.
(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge before the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown on the Contract Data Page of the daily net asset value of a fund share held in that Subaccount.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.

VB1322                               Page 9

                            SECTION 7 - FIXED ACCOUNT

FIXED ACCOUNT

Premium payments applied to and any amounts transferred to the Fixed Account will reflect a fixed interest rate. The interest rates we set will be credited for increments of at least one year measured from each premium payment or transfer date. These rates will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate of 3%.

GUARANTEED PERIODS

We may offer optional Guaranteed Period Options, into which premium payments may be paid or amounts transferred. The current interest rate we set for funds entering each Guaranteed Period Option (GPO) is guaranteed until the end of that option's Guaranteed Period. At that time, the premium payment made or amount transferred into the GPO, less any Withdrawals or transfers from that GPO, plus accrued interest, will be rolled into a new GPO or may be transferred to any Subaccount(s) within the Separate Account(s).

You may choose the Investment Option(s) You want the funds rolled into by giving us a written notice within 30 days before the end of the expiring option's Guaranteed Period. However, any Guaranteed Period elected may not extend beyond the maximum Annuity Commencement Date defined in Section 11. In the absence of such election, the funds will be rolled into a new GPO which is the same as the expiring GPO unless that GPO is no longer offered, in which case, the next shorter GPO offered will be used. We will always offer a GPO with duration of at least one year. You will be mailed a notice of completion of the rollover with the new interest rate applicable. The new GPO will be deemed as accepted if we do not receive a written rejection within 30 days from the postmark date of the completion notice.

We reserve the right for new premium payments, transfers, or rollovers to offer or not to offer any GPO. We will provide a 30 day advance written notice if we decide to no longer accept new premium payments, transfers or rollovers to any Fixed Account Option.

When funds are withdrawn or transferred from a GPO, the Account Value associated with the oldest premium payment or rollover is considered to be withdrawn/transferred first. If the amount withdrawn/transferred exceeds the Account Value associated with the oldest premium, the Account Value associated with the next oldest premium payment or rollover is considered to be withdrawn/transferred next, and so on until the Account Value associated with the most recent premium payment or rollover is considered to be withdrawn/transferred (this is a "First-In, First-Out" or FIFO basis).

DOLLAR COST AVERAGING FIXED ACCOUNT OPTION

We may offer a Dollar Cost Averaging (DCA) Fixed Account Option separate from the Guaranteed Period Options. This option will have a one-year interest rate guarantee. The current interest rate we set for the DCA Fixed Account may differ from the rates credited on the one-year GPO in the Fixed Account. In addition, the current interest rate we credit may vary on different portions of the DCA Fixed Account. The credited interest rate will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate of 3%. The DCA Fixed Account Option will only be available under a Dollar Cost Averaging program as described in Section 8.

The DCA Fixed Account Option includes an "enhanced" rate option (either 6 month or 12 month), and a "regular" (that is, non-enhanced) rate option, where transfers can be made over periods ranging from six months to twenty four months. The "enhanced" rate option has a higher interest credited rate than the "regular" rate option. The enhanced rate will be in excess of the gross investment earnings rate (less appropriate expense and risk charges). The enhanced rate applies to all new premiums allocated to the enhanced rate option.

                              SECTION 8 - TRANSFERS

A. TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE

Prior to the Annuity Commencement Date, You may transfer the value of the accumulation units from one Investment Option to another by providing us notice containing the facts that we need.

Transfers of interest credited in the GPOs to other Investment Options are allowed on a "First-In, First-Out" basis. Such transfers may be made monthly, quarterly, semi-annually, or annually. Each such transfer must be at least $50.

Transfers of Account Value from the Separate Account are subject to a minimum of $500 or the entire Subaccount Account Value, if less. However, if the remaining Subaccount Account Value is less than $500, we reserve the right to include that amount as part of the transfer.

You may choose which GPO to transfer to or from, however, any GPO elected may not extend beyond the maximum Annuity Commencement Date defined in Section 11.

L1046                                Page 10

We reserve the right to limit transfers to no more than 18 in any one Contract Year. Any transfers in excess of 18 per Contract Year may be charged a $10 per transfer fee. Transfers among multiple Investment Options will be treated as one transfer in determining the number of transfers that have occurred. We also reserve the right to prohibit transfers to any of the Fixed Account options described in Section 7 if we are crediting an interest rate equal to the Fixed Account Guaranteed Minimum Effective Annual Interest Rate of 3% on any of those options. We will provide you 30 days written notice of this decision.

The contract was not designed for professional market timing organizations or other persons that use programmed, large, or frequent transfers. The use of such transfers may be disruptive to an underlying portfolio. We reserve the right to reject any transfer request from any person in the interest of overall fund management or, if, in our judgment, an underlying fund would be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected or if an underlying fund would reject our purchase order. We also reserve the right to revoke Your fax and electronic transfer privileges at any time without revoking all owner's fax and electronic transfer privileges.

DOLLAR COST AVERAGING OPTION

Prior to the Annuity Commencement Date, You may instruct us to automatically transfer a specified amount from the Money Market Subaccount, Quality Bond Subaccount, Limited Term High Income Subaccount, or the Dollar Cost Averaging
(DCA) Fixed Account Option to any other Subaccount(s) of the Separate Account. The automatic transfers can occur monthly or quarterly.

Transfers will continue until the elected Subaccount or DCA Fixed Account value is depleted. The amount transferred each time must be at least $250. All transfers from the DCA account will be the same amount as the initial transfer. Changes to the Subaccounts to which these transfers are allocated are not restricted. Transfers must be scheduled for at least 6, but not more than 24 months or for at least 4, but not more than 8 quarters each time the Dollar Cost Averaging program is started or restarted following termination of the program for any reason.

Dollar Cost Averaging results in the purchase of more accumulation units when the value of the accumulation unit is low, and fewer accumulation units when the value of the accumulation unit is high. However, there is no guarantee that the Dollar Cost Averaging program will result in higher Account Values or will otherwise be successful.

Dollar Cost Averaging may be discontinued by providing notice to us. While Dollar Cost Averaging is in effect, Asset Rebalancing is not available.

ASSET REBALANCING

Prior to the Annuity Commencement Date, You may instruct us to automatically transfer amounts among the Subaccounts of the Separate Account on a regular basis to maintain a desired allocation of the Account Value among the various Subaccounts offered. Rebalancing will occur on a quarterly, semi-annual or annual basis, beginning on a date selected by You. You must select the percentage of the Account Value desired in each of the various Subaccounts offered (totaling 100%). Any amounts in the Fixed Account are ignored for the purposes of Asset Rebalancing. Rebalancing can be started, stopped or changed at any time. Asset Rebalancing is not available while Dollar Cost Averaging is in effect. Rebalancing will cease as soon as we receive a request for any other transfer.

B. TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

After the Annuity Commencement Date, You may transfer the value of the variable annuity units from one Subaccount to another within the Separate Account or to the Fixed Account. If You want to transfer the value of the variable annuity units, You must provide a signed notice, containing the facts that we need. We reserve the right to limit transfers between the Subaccounts or to the Fixed Accounts to once per Contract Year.

The minimum amount which may be transferred is the lesser of $10 monthly income or the entire monthly income of the variable annuity units in the Subaccount from which the transfer is being made. If the monthly income of the remaining units in a Subaccount is less than $10, we have the right to include the value of those variable annuity units as part of the transfer.

After the Annuity Commencement Date, no transfers may be made from the Fixed Account to any other Investment Options.

LB1046                               Page 11

                           SECTION 9 - DEATH PROCEEDS

A.  DEATH PROCEEDS PRIOR TO ANNUITY COMMENCEMENT DATE

The amount of death proceeds will be the greatest of (a), (b) or (c) where:

(a) is the Account Value on the date we receive due proof of death and an election of a method of settlement;
(b) is the Cash Value on the date we receive due proof of death and an election of a method of settlement, and;
(c) is the Guaranteed Minimum Death Benefit (GMDB), if any, plus any additional premium payments received, less any Gross Partial Withdrawals from the date of death to the date of payment of death proceeds.

If You have not selected a payment option by the date of death, the beneficiary may make such election within one year of the date we receive due proof of the owner's or Annuitant's death as described in C below. The beneficiary may elect to receive the death proceeds as a lump sum payment or may use the death proceeds to provide any of the annuity Payment Options described in Section 10. Interest on death proceeds will be paid as required by New York law. Interest upon the death proceeds paid will be computed daily at the rate of interest currently paid by us on proceeds left under the Guaranteed Payment Option 1, Interest Payments, from the date of death, in connection with the death claim of this contract to the date of payment and will be considered a part of the total sum paid.

B.  GUARANTEED MINIMUM DEATH BENEFIT

The amount of the Guaranteed Minimum Death Benefit (GMDB) is based on the death benefit option shown on the Contract Data Page. You may not change the GMDB option after the contract is issued.

Option C: Annual Step-up Death Benefit

    An annual Step-up through age 85 Death Benefit described as follows:

    On the Contract Date, the "Stepped-up" Value is the Account Value. At regular annual intervals (referred to as "determination points") following the Contract Date, a comparison is made between (1) and (2), where:

    (1) = the Account Value at that time
    (2) = previous "stepped up" value, plus Premium Payments minus Adjusted Partial Withdrawals (as described below) made since the preceding determination point.

    The larger of (1) and (2) becomes the new "stepped-up" death benefit value. This step up process stops at the earlier of the annuitant's date of death or 86th birthday. The then-current step-up value becomes the final step-up value, and the most recent determination point will be the final determination point. The death benefit value at the time of death will be the final step-up value, plus any premium payments less any Adjusted Partial Withdrawals made since the final determination point.

Option P: Return of Premium Death Benefit

    This GMDB is equal to the total premiums paid for this contract, less any Adjusted Partial Withdrawals (as described below), as of the date of death.

A partial Withdrawal taken as provided in Section 5 will reduce the Guaranteed Minimum Death Benefit by an amount referred to as the "Adjusted Partial Withdrawal". The Adjusted Partial Withdrawal may be a different amount than the Gross Partial Withdrawal described in Section 5. The Adjusted Partial Withdrawal is the total amount deducted from the GMDB as a result of a partial Withdrawal as used in the GMDB provision. It is equal to the Gross Partial Withdrawal described in Section 5, multiplied by an Adjustment Factor. The Adjustment Factor is equal to the amount of the death proceeds prior to the partial Withdrawal divided by the Account Value prior to the partial Withdrawal.

D458                                 Page 12

C.   DEATH PRIOR TO ANNUITY COMMENCEMENT DATE

Death proceeds are payable contingent upon the relationships between the owner, Annuitant, and beneficiary as outlined below. The contract must be surrendered upon settlement or on proof of death.

If there is a surviving owner(s), the surviving owner(s) automatically takes the place of any beneficiary designation.

I.   Annuitant Death

     When we have due proof that the Annuitant died before the Annuity Commencement Date, we will provide the death proceeds to the beneficiary. Interest upon the death proceeds paid will be computed daily at the rate of interest currently paid by us on proceeds left under the Guaranteed Payment Option 1, Interest Payments, from the date of death, in connection with the death claim of this contract to the date of payment and will be considered a part of the total sum paid. If no beneficiary is designated, the owner or owner's estate will become the beneficiary.

     a) Beneficiary is the deceased Annuitant's surviving spouse. The beneficiary may elect to continue this contract as owner and Annuitant rather than receiving the death proceeds. If the contract is continued, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Account Value will then be added to the Account Value. This is a one-time only Account Value adjustment applied at the time the contract is continued, and the Guaranteed Minimum Death Benefit will continue on as applicable. If the contract is continued, all current surrender charges will be waived.

          If this beneficiary elects to have the death proceeds paid, the death proceeds must be distributed:

          (1) by the end of 5 years after the date of the deceased Annuitant's death, or
          (2) payments must begin no later than one year after the deceased Annuitant's death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy.

     In 1035 exchanges where there are joint Annuitants, the death proceeds will only be payable upon the death of the surviving Annuitant.

II.  Owner or Joint Owner dies.

     If an owner or joint owner who is also an Annuitant dies, death proceeds will be payable according to section I above.

     If an owner or joint owner who is not an Annuitant dies prior to the Annuity Commencement Date and before the entire interest in the contract is distributed, the Annuitant will become the new owner.

DB458                                Page 13

     If the new owner is the deceased owner's surviving spouse, the new owner may elect to continue this contract rather than receiving the Account Value. If the contract is continued, all current surrender charges will be waived.

     If the new owner is a natural person but is not the sole surviving spouse, OR if the new owner is the sole surviving spouse but elects to have the Account Value paid, the Account Value must be distributed by either a) or
     b) below:

     (a)  by the end of 5 years after the date of the deceased owner's death, or

     (b) payments must begin no later than one year after the deceased owner's death and must be made for a period certain or for the new owner's lifetime, so long as any period certain does not exceed the new owner's life expectancy.

D. DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE The death proceeds on or after the Annuity Commencement Date depend on the payment option selected. If any owner dies on or after the Annuity Commencement Date, but before the entire interest in the contract is distributed, the remaining portion of such interest in the contract will be distributed to the owner's beneficiary at least as rapidly as under the method of distribution being used as of the date of that owner's death.

E.   AN OWNER IS NOT AN INDIVIDUAL

In the case of a non tax-qualified annuity, if any owner or beneficial owner is not an individual, then for purposes of Section 72(s) of the Internal Revenue Code's mandatory distribution provisions in subsection C or D above, (1) the primary Annuitant will be treated as the owner of the contract, and (2) if there is any change in the primary Annuitant, such a change will be treated as the death of the owner.

                          SECTION 10 - ANNUITY PAYMENTS

A.   GENERAL PAYMENT PROVISIONS

Payment

If this contract is in force on the Annuity Commencement Date, we will use the Fixed Account portion and/or the Separate Account portion of the Account Value to make annuity payments to the Payee under Option 3 and/or 3-V, respectively, with 10 years certain, or if elected, under one or more of the other options described in this section. However, the option(s) elected must provide for lifetime income or income for a period of at least 60 months. You will become the Annuitant at the Annuity Commencement Date. Payments will be made at 1, 3, 6 or 12-month intervals. We reserve the right to change the frequency of payments to avoid making payments of less than $20.00.

Before the Annuity Commencement Date, if the death proceeds become payable or if You Surrender this contract, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

Betterment of Rates

The amounts shown in the tables on page 18 are the guaranteed amounts. Current amounts offered to individuals of the same class may be obtained from us. Fixed annuity payments at the time of their commencement will not be less than those which would be provided by the application of the Account Value to purchase any single consideration immediate annuity contract (as described in Section 4223
(a)(1)(E) of New York Insurance Law) offered by the Company at the time to the same class of Annuitant.

Adjusted Age

Payments under Options 3 and 5 and the first payment under Options 3-V and 5-V are determined based on the adjusted age of the Annuitant. The adjusted age is the Annuitant's actual age on the Annuitant's nearest birthday, at the Annuity Commencement Date, adjusted as follows:

    Annuity
Commencement Date                     Adjusted Age
-----------------                     ------------
    Before 2010                     Actual Age
    2010 - 2019                     Actual Age minus      1
    2020 - 2026                     Actual Age minus      2
    2027 - 2033                     Actual Age minus      3
    2034 - 2040                     Actual Age minus      4
    After 2040                      Determined by us

S1152                                Page 14

Election of Optional Method of Payment

Before the Annuity Commencement Date You can elect or change a payment option. You may elect, in a notice You sign which gives us the facts that we need, annuity payments that may be either variable, fixed, or a combination of both. If You elect a combination, You must also tell us what part of the contract proceeds on the Annuity Commencement Date are to be applied to provide each type of payment. (You must also specify which Subaccounts.) The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable payment option will reflect the investment performance of the selected Subaccount of the Separate Account.

Payee

Unless You specify otherwise, the Payee shall be the Annuitant, or the beneficiary as defined in the Beneficiary provision in Section 11.

Proof of Age

We may require proof of the age of any person who has an annuity purchased under Options 3, 3-V, 5 and 5 -V of this section before we make the first payment.

Minimum Proceeds

If the proceeds are less than $2,000, we reserve the right to pay them out as a lump sum instead of applying them to a payment option.

Premium Tax

The insurance laws of the State of New York currently do not allow the imposition of premium taxes on the amount applied to a settlement option. Therefore, such deductions will not be made while the owner is a resident of the State of New York, unless subsequent changes in New York's insurance laws provide otherwise. However, if the owner becomes a non-resident of New York or if New York changes its insurance laws to allow the imposition of premium taxes on the amount applied to a settlement option, we will deduct the applicable premium tax before applying the proceeds.

Supplementary Contract

Once proceeds become payable and a payment option has been selected, we will issue a supplementary contract to reflect the terms of the selected option. The contract will name the Payee(s) and will describe the payment schedule.

B.   FIXED ACCOUNT PAYMENTS

Commutation of Payments after the Annuity Commencement Date

For Options 2,3, and 4, if the present value is paid in a single sum, the interest rate used for commutation is the interest rate that equated the amount applied at annuitization to the present value of annuity payments.

Guaranteed Payment Options

The fixed account payment is determined by multiplying each $1,000 of contract proceeds allocated to a fixed payment option by the amounts shown on page 18 for the option You select. Options 1, 2 and 4 are based on a guaranteed interest rate of 3%. Options 3 and 5 are based on a guaranteed interest rate of 3% and the "Annuity 2000" (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G (50% of the female scale G factors were used, while 100% of the male scale factors were used). The rates were projected dynamically using an assumed Annuity Commencement Date of 2005. The "Annuity 2000" mortality rates are adjusted based on improvements in mortality since 2000 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.

Option 1 - Interest Payments

We will pay the interest on the amount we use to provide annuity payments in equal payments or this amount may be left to accumulate for a period of time we and You agree to. We and You will agree on Withdrawal rights when You elect this option. The interest rate we declare for this option may be different than the interest rate(s) credited prior to the Annuity Commencement Date.

Option 2 - Income for a Specified Period

We will make level payments only for the fixed period You choose. In the event of the death of the person receiving payments prior to the end of the fixed period elected, payments will be continued to that person's beneficiary or their present value may be paid in a single sum. No funds will remain at the end.

Option 3 - Life Income - You may choose between:

1. No Period Certain - We will make level payments only during the Annuitant's lifetime.
2. 10 Years Certain - We will make level payments for the longer of the Annuitant's lifetime or ten years.
3. Guaranteed Return of Contract Proceeds - We will make level payments for the longer of the Annuitant's lifetime or until the total dollar amount of payments we made to You equals the amount applied to this option.

SB1152                               Page 15

Option 4 - Income of a Specified Amount

Payments are made for any specified amount until the amount applied to this option, with interest, is exhausted. This will be a series of level payments followed by a smaller final payment. In the event of the death of the person receiving payments prior to the time proceeds with interest are exhausted, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.

Option 5 - Joint and Survivor Annuity

Payments are made during the joint lifetime of the Payee and a joint Payee of Your selection. Payments will be made as long as either person is living.

Current Payment Options

The amounts shown in the tables on page 18 are the guaranteed amounts. Current amounts offered to individuals of the same class may be obtained from us. Any rates not shown in the Tables contained in this annuity contract will be provided by the Company upon request.

C.  VARIABLE ACCOUNT PAYMENT OPTIONS

Variable Annuity Units

The contract proceeds You tell us to apply to a variable payment option will be used to purchase variable annuity units in Your chosen Subaccounts. The dollar value of variable annuity units in Your chosen Subaccounts will increase or decrease reflecting the investment experience of Your chosen Subaccounts. The value of a variable annuity unit in a particular Subaccount on any business day is equal to (a) multiplied by (b) multiplied by (c), where:

(a) is the variable annuity unit value for that Subaccount on the immediately preceding business day;
(b)  is the net investment factor for that Subaccount for the Valuation Period;
     and
(c)  is the Assumed Investment Return adjustment factor for the Valuation
     Period.

The Assumed Investment Return adjustment factor for the valuation period is the product of discount factors of .99986634 per day to recognize the 5.0% effective annual Assumed Investment Return.

The net investment factor used to calculate the value of a variable annuity unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the net result of:
     (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus
     (2) the per share amount of any dividend or capital gain Distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus
     (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of the Subaccount.
(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.
(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge applicable after the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown on the Contract Data Page of the daily net asset value of a fund share held in the Separate Account for that Subaccount.

Determination of the First Variable Payment

The amount of the first variable payment is determined by multiplying each $1,000 of contract proceeds allocated to a variable payment option by the amounts shown on page 20 for the variable option You select. The tables are based on a 5% effective annual Assumed Investment Return and the "Annuity 2000" (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G (50% of the female scale G factors were used, while 100% of the male scale factors were used). The rates were projected dynamically using an assumed Annuity Commencement Date of 2005. The "Annuity 2000" mortality rates are adjusted based on improvements in mortality since 2000 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.

C886                                 Page 16

Option 3-V - Life Income - You may choose between:

1. No Period Certain - Payments will be made during the lifetime of the Annuitant.

2. 10 Years Certain - Payments will be made for the longer of the Annuitant's lifetime or ten years. In the event of the death of the person receiving payments prior to the end of the guarantee period for which the election was made, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.

Option 5-V - Joint and Survivor Annuity

     Payments are made as long as either the Annuitant or the joint Annuitant is living.

Determination of Subsequent Variable Payments

The amount of each variable annuity payment after the first will increase or decrease according to the value of the variable annuity units which reflect the investment experience of the selected Subaccounts. Each variable annuity payment after the first will be equal to the number of variable annuity units in the selected Subaccounts multiplied by the variable annuity unit value on the date the payment is made. The number of variable annuity units in each selected Subaccount is determined by dividing the first variable annuity payment allocated to the Subaccount by the variable annuity unit value of that Subaccount on the Annuity Commencement Date. Once Annuity Payments begin, neither expenses actually incurred other than taxes on the investment return, nor mortality actually experienced by the Company, shall adversely affect the dollar amount of Variable Annuity Payments to any Payee for whom such payments have commenced.

CB886                                Page 17

                    GUARANTEED FIXED ACCOUNT PAYMENT OPTIONS

   The amounts shown in these tables are the guaranteed amounts for each 1,000 of the proceeds. Higher current amounts may be available at the time of settlement.

-------------------------------------------------------------------------------------------------------------------------------
Option 2, Table I                    Option 3, Table II               Option 3, Table III             Option 3, Table IV
-------------------------------------------------------------------------------------------------------------------------------
 Number     Amount of
   of        Monthly           Monthly Installment For Life No    Monthly Installment For Life   Monthly Installment For Life
 Years     Installment                 Period Certain                   10 Years Certain             Guaranteed Return Of
Payable                                                                                                    Proceeds
-------------------------------------------------------------------------------------------------------------------------------
                          Age     Male       Female  Unisex        Male    Female    Unisex       Male      Female    Unisex
                          *
-------------------------------------------------------------------------------------------------------------------------------
                           50     $3.82      $3.70    $3.74        $3.80    $3.69     $3.72       $3.70     $3.62     $3.65
                           51      3.89       3.76     3.80         3.86     3.74      3.78        3.75      3.67      3.70
                           52      3.95       3.81     3.86         3.92     3.80      3.84        3.81      3.72      3.75

                           53      4.02       3.88     3.92         3.99     3.86      3.90        3.87      3.78      3.80
    5         17.91        54      4.10       3.94     3.99         4.06     3.92      3.96        3.93      3.83      3.86
    6         15.14        55      4.18       4.01     4.06         4.13     3.99      4.03        3.99      3.89      3.92
    7         13.16        56      4.26       4.08     4.14         4.21     4.06      4.10        4.06      3.95      3.98
    8         11.68        57      4.35       4.16     4.22         4.29     4.13      4.18        4.13      4.02      4.05
    9         10.53        58      4.44       4.24     4.30         4.38     4.21      4.26        4.20      4.08      4.12
    10         9.61        59      4.54       4.33     4.39         4.47     4.29      4.35        4.27      4.16      4.19
    11         8.86        60      4.64       4.42     4.49         4.57     4.38      4.44        4.36      4.23      4.27
    12         8.24        61      4.76       4.52     4.59         4.67     4.47      4.53        4.44      4.31      4.35
    13         7.71        62      4.88       4.63     4.70         4.78     4.57      4.63        4.53      4.39      4.43
    14         7.26        63      5.01       4.74     4.82         4.89     4.67      4.74        4.62      4.48      4.52
    15         6.87        64      5.15       4.86     4.94         5.01     4.78      4.85        4.72      4.57      4.62
    16         6.53        65      5.30       4.98     5.08         5.14     4.89      4.97        4.83      4.67      4.72
    17         6.23        66      5.46       5.12     5.22         5.27     5.02      5.09        4.94      4.78      4.82
    18         5.96        67      5.63       5.27     5.37         5.41     5.14      5.22        5.05      4.89      4.94
    19         5.73        68      5.81       5.42     5.54         5.55     5.28      5.36        5.17      5.00      5.05
    20         5.51        69      6.00       5.59     5.71         5.70     5.42      5.51        5.30      5.13      5.18
                           70      6.21       5.78     5.90         5.86     5.58      5.66        5.43      5.26      5.31
                           71      6.43       5.97     6.11         6.02     5.74      5.82        5.58      5.39      5.45
                           72      6.66       6.19     6.33         6.18     5.90      5.99        5.72      5.54      5.59
                           73      6.91       6.42     6.56         6.35     6.08      6.16        5.88      5.70      5.75
                           74      7.18       6.67     6.82         6.53     6.26      6.34        6.05      5.86      5.92
                           75      7.46       6.94     7.09         6.70     6.45      6.53        6.22      6.04      6.09
                           76      7.77       7.23     7.39         6.88     6.65      6.72        6.40      6.22      6.27
                           77      8.10       7.55     7.71         7.07     6.85      6.91        6.60      6.42      6.47
                           78      8.45       7.89     8.05         7.25     7.05      7.11        6.80      6.63      6.68
                           79      8.83       8.26     8.43         7.43     7.26      7.31        7.01      6.85      6.90
                           80      9.23       8.66     8.83         7.61     7.46      7.51        7.24      7.08      7.13
                           81      9.66       9.10     9.27         7.79     7.66      7.70        7.47      7.33      7.37
                           82     10.13       9.57     9.74         7.97     7.86      7.89        7.72      7.59      7.63
                           83     10.62      10.09    10.24         8.13     8.05      8.07        7.98      7.86      7.90
                           84     11.15      10.64    10.79         8.29     8.23      8.25        8.26      8.15      8.18
                           85     11.72      11.24    11.38         8.44     8.40      8.41        8.55      8.45      8.48
                           86     12.32      11.89    12.02         8.59     8.56      8.56        8.85      8.77      8.80
                           87     12.97      12.59    12.70         8.72     8.70      8.71        9.17      9.11      9.12
                           88     13.65      13.33    13.42         8.84     8.83      8.83        9.50      9.45      9.47
                           89     14.38      14.11    14.19         8.95     8.95      8.95        9.85      9.82      9.83
                           90     15.16      14.94    15.00         9.06     9.05      9.05       10.22     10.19     10.20
                           91     15.97      15.80    15.85         9.15     9.15      9.15       10.61     10.59     10.59
                           92     16.84      16.70    16.74         9.23     9.23      9.23       11.01     11.00     11.00
                           93     17.75      17.63    17.67         9.31     9.31      9.31       11.45     11.42     11.43
                           94     18.72      18.60    18.64         9.37     9.37      9.37       11.92     11.88     11.89
                           95     19.77      19.62    19.66         9.43     9.43      9.43       12.42     12.36     12.38
-------------------------------------------------------------------------------------------------------------------------------

       *Adjusted Age as defined in Section 10.A.

       Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

T933                                 Page 18

                               Option 5V, Table IV
                               -------------------

                 Monthly Installment For Joint and Full Survivor

--------------------------------------------------------------------------------
                                   Age of Female Annuitant*
           ---------------------------------------------------------------------
  Age of   15 Years  12 Years   9 Years    6 Years   3 Years  Same As  3 Years
   Male    Less Than Less Than Less Than  Less Than Less Than  Male   More Than
Annuitant*   Male      Male      Male       Male      Male              Male
--------------------------------------------------------------------------------
    50       $3.06     $3.12     $3.19      $3.25     $3.31    $3.38    $3.44
    55        3.20      3.27      3.35       3.44      3.52     3.61     3.69
    60        3.37      3.47      3.57       3.68      3.79     3.91     4.02
    65        3.59      3.72      3.86       4.01      4.16     4.32     4.47
    70        3.88      4.06      4.25       4.45      4.67     4.89     5.11
--------------------------------------------------------------------------------
             Monthly Installment For Unisex Joint and Full Survivor
--------------------------------------------------------------------------------
                                   Age of Joint Annuitant*
           ---------------------------------------------------------------------
  Age of   15 Years   12 Years  9 Years    6 Years   3 Years  Same As  3 Years
  First    Less Than Less Than Less Than  Less Than Less Than  First  More Than
Annuitant*   First     First     First      First     First             First
--------------------------------------------------------------------------------
    50       $3.07     $3.13     $3.19      $3.25     $3.31    $3.37    $3.43
    55        3.20      3.28      3.36       3.44      3.52     3.60     3.67
    60        3.38      3.48      3.58       3.68      3.79     3.89     4.00
    65        3.61      3.73      3.87       4.01      4.16     4.30     4.44
    70        3.90      4.07      4.26       4.46      4.66     4.86     5.05
--------------------------------------------------------------------------------
*Adjusted Age as defined in Section 10.A
--------------------------------------------------------------------------------

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

TB933                               Page 19

                            VARIABLE PAYMENT OPTIONS
                       BASED ON ASSUMED INVESTMENT RETURN

  The amounts shown in these tables are the initial payment amounts based on a 5.0% Assumed Investment Return for each $1,000 of the proceeds.

                ---------------------------------------------------------------------------------------------
                                      Option 3-V, Table II                    Option 3-V, Table III
                ---------------------------------------------------------------------------------------------
                                  Monthly Installment for Life             Monthly Installment for Life
                                        No Period Certain                        10 Years Certain
                ---------------------------------------------------------------------------------------------
                   Age*          Male       Female        Unisex          Male        Female       Unisex
                    50           $5.07      $4.93         $4.98           $5.04        $4.92       $4.95
                    51            5.13       4.99          5.03            5.09         4.96        5.00
                    52            5.19       5.04          5.08            5.15         5.01        5.05
                    53            5.26       5.10          5.14            5.21         5.07        5.11
                    54            5.33       5.16          5.21            5.27         5.12        5.17
                    55            5.40       5.22          5.27            5.34         5.18        5.23
                    56            5.48       5.29          5.35            5.41         5.25        5.30
                    57            5.57       5.36          5.42            5.49         5.32        5.37
                    58            5.66       5.44          5.50            5.57         5.39        5.44
                    59            5.75       5.52          5.59            5.66         5.47        5.52
                    60            5.85       5.61          5.68            5.75         5.55        5.61
                    61            5.97       5.70          5.78            5.85         5.63        5.70
                    62            6.09       5.81          5.89            5.95         5.72        5.79
                    63            6.21       5.91          6.00            6.06         5.82        5.89
                    64            6.35       6.03          6.13            6.17         5.92        6.00
                    65            6.50       6.16          6.26            6.29         6.03        6.11
                    66            6.66       6.29          6.40            6.42         6.15        6.23
                    67            6.83       6.43          6.55            6.55         6.27        6.36
                    68            7.01       6.59          6.71            6.69         6.40        6.49
                    69            7.21       6.76          6.89            6.83         6.54        6.63
                    70            7.41       6.94          7.08            6.98         6.69        6.77
                    71            7.63       7.14          7.28            7.13         6.84        6.93
                    72            7.87       7.35          7.50            7.28         7.00        7.09
                    73            8.12       7.58          7.74            7.45         7.17        7.25
                    74            8.39       7.83          8.00            7.61         7.34        7.42
                    75            8.68       8.11          8.28            7.78         7.52        7.60
                    76            8.99       8.40          8.58            7.95         7.71        7.78
                    77            9.32       8.72          8.90            8.12         7.90        7.97
                    78            9.68       9.07          9.25            8.29         8.09        8.16
                    79           10.06       9.45          9.63            8.47         8.29        8.34
                    80           10.47       9.85         10.04            8.64         8.48        8.53
                    81           10.91      10.30         10.48            8.80         8.67        8.71
                    82           11.38      10.78         10.96            8.97         8.86        8.89
                    83           11.88      11.30         11.47            9.12         9.04        9.06
                    84           12.42      11.87         12.03            9.27         9.21        9.23
                    85           12.99      12.48         12.63            9.41         9.37        9.38
                    86           13.60      13.13         13.27            9.54         9.51        9.52
                    87           14.26      13.84         13.96            9.67         9.65        9.65
                    88           14.95      14.59         14.70            9.78         9.77        9.77
                    89           15.69      15.39         15.48            9.89         9.88        9.88
                    90           16.47      16.23         16.30            9.98         9.98        9.98
                    91           17.29      17.10         17.16           10.07        10.07       10.07
                    92           18.16      18.01         18.05           10.15        10.15       10.15
                    93           19.07      18.95         18.98           10.22        10.22       10.22
                    94           20.05      19.92         19.96           10.28        10.28       10.28
                    95           21.09      20.94         20.99           10.34        10.33       10.33
                ---------------------------------------------------------------------------------------------

                *Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

H1108                                Page 20

                               Option 5V, Table IV
                               -------------------

                 Monthly Installment For Joint and Full Survivor

--------------------------------------------------------------------------------
                                   Age of Female Annuitant*
           ---------------------------------------------------------------------
  Age of   15 Years  12 Years   9 Years    6 Years   3 Years  Same As  3 Years
   Male    Less Than Less Than Less Than  Less Than Less Than  Male   More Than
Annuitant*   Male      Male      Male       Male      Male              Male
--------------------------------------------------------------------------------
    50       $4.37     $4.42     $4.46      $4.51     $4.56    $4.62    $4.67
    55        4.48      4.54      4.60       4.67      4.74     4.81     4.88
    60        4.62      4.70      4.79       4.88      4.98     5.08     5.18
    65        4.81      4.92      5.04       5.17      5.31     5.46     5.61
    70        5.07      5.23      5.40       5.59      5.79     6.00     6.22
--------------------------------------------------------------------------------
             Monthly Installment For Unisex Joint and Full Survivor
--------------------------------------------------------------------------------
                                   Age of Joint Annuitant*
           ---------------------------------------------------------------------
  Age of   15 Years   12 Years  9 Years    6 Years   3 Years  Same As  3 Years
  First    Less Than Less Than Less Than  Less Than Less Than  First  More Than
Annuitant*   First     First     First      First     First             First
--------------------------------------------------------------------------------
    50       $4.38     $4.42     $4.47      $4.51     $4.56    $4.61    $4.66
    55        4.48      4.54      4.60       4.67      4.73     4.80     4.87
    60        4.63      4.70      4.79       4.88      4.97     5.07     5.16
    65        4.82      4.93      5.05       5.17      5.30     5.44     5.57
    70        5.09      5.24      5.41       5.59      5.78     5.97     6.16
--------------------------------------------------------------------------------
*Adjusted Age as defined in Section 10.A
--------------------------------------------------------------------------------

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

J1108                               Page 21

                         SECTION 11 - GENERAL PROVISIONS

THE ENTIRE CONTRACT

The entire contract consists of this contract, the Contract Data page, endorsements, and riders, if any and the application signed by you, a copy of which is attached hereto. No insertion in or other alteration of any written application can be made by any person other than the owner without his or her written consent, except that insertions may be made by the Company for administrative purposes only in such manner as to clearly indicate that the insertions are not to be ascribed to the owner. All statements in the application are representations and not warranties. Nothing is incorporated by reference, unless a copy is endorsed upon or attached to the contract. Nothing in the contract or any attached endorsements or riders thereto invalidates or impairs any right granted to the owner by New York law or this contract.

MODIFICATION OF CONTRACT

No change in this contract is valid unless made in writing by us and approved by one of our officers. No Registered Representative has authority to change or waive any provision of Your contract.

TAX QUALIFICATION

This contract is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this contract are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, we reserve the right to amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this contract to any applicable changes in the tax qualification requirements. We will send You a copy in the event of any such amendment. If You refuse such an amendment it must be by giving us written notice, and Your refusal may result in adverse tax consequences.

NON-PARTICIPATING

This contract will not share in our surplus earnings.

AGE OR SEX CORRECTIONS

If the age or sex of the Annuitant has been misstated, the benefits will be those, which the premiums paid, would have purchased for the correct age and sex. If required by law to ignore differences in the sex of the Annuitant, the annuity payments will be determined using the unisex factors in Section 10.

Any underpayment made by us will be paid with the next payment. Any overpayment made by us will be deducted from future payments. Any underpayment or overpayment, will include interest at 5% per year, from the date of the wrong payment to the date of the adjustment.

INCONTESTABILITY

This contract shall be incontestable from the Contract Date.

EVIDENCE OF SURVIVAL

We have the right to require satisfactory evidence that a person was alive if a payment is based on that person being alive. No payment will be made until we receive the evidence.

SETTLEMENT

Any payment by us under this contract is payable by our Home Office.

RIGHTS OF OWNER

The owner may, while the Annuitant is living:
  1.  Assign this contract.
  2.  Surrender the contract to us.
  3.  Amend or modify the contract with our consent.
  4.  Receive annuity payments or name a Payee to receive the payments.
  5. Exercise, receive and enjoy every other right and benefit contained in the contract.

The use of these rights may be subject to the consent of any assignee or irrevocable beneficiary; and of the spouse in a community or marital property state.

Unless we have been notified of a community or marital property interest in this contract, we will rely on our good faith belief that no such interest exists and will assume no responsibility for inquiry.

CHANGE OF OWNERSHIP

In the case of a non-tax-qualified annuity, You can change the owner of this contract, from yourself to a new owner, in a notice You sign which gives us the facts that we need. When this change takes effect, all rights of ownership in this contract will pass to the new owner.

A change of owner will not be effective until it is received by Us. After it has been so received, the change will take effect as of the date You signed the notice. However, if the Annuitant dies before the notice has been so received, it will not be effective as to those proceeds we have paid before the change was received by Us.

We may require that the change be endorsed in the contract. Changing the owner does not change the beneficiary or the Annuitant.

A change of ownership may result in adverse tax consequences.

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is the date annuity payments begin. This date is generally no later than the last day of the contract month starting after the Annuitant attains age 85. In no event can this date be later than the last day of the month following the month in which the Annuitant attains age 90 or 10 years from the Contract Date, if later. You may change the Annuity Commencement Date at any time before the Annuity Commencement Date by giving us 30 days' written notice. The revised Annuity Commencement Date may not be earlier than the first day of the calendar month coinciding with or next following the first Contract Anniversary.

R200                                 Page 22

ASSIGNMENT

(a) In the case of a non tax-qualified annuity, this Contract may be assigned. The assignment must be in writing and filed with us.

(b) We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment.

(c) This contract may be applied for and issued to qualify as a tax-qualified annuity under certain sections of the Internal Revenue Code. Ownership of this contract is then restricted so that it will comply with provisions of the Internal Revenue Code.

Assignment of this contract may result in adverse tax consequences.

BENEFICIARY

Death proceeds, when payable in accordance with Section 9, are payable to the designated beneficiary or beneficiaries. Such beneficiary(ies) must be named and may be changed without consent (unless irrevocably designated or required by law) by notifying us in writing on a form acceptable to us. The change will take effect upon the date You sign it, whether or not You are living when we receive it. The notice must have been postmarked (or show other evidence of delivery that is acceptable to us) on or before the date of death. Your most recent change of beneficiary notice will replace any prior beneficiary designations. No change will apply to any payment we made before the written notice was received. If an irrevocable beneficiary dies, You may designate a new beneficiary.

You may direct that the beneficiary shall not have the right to withdraw, assign or commute any sum payable under an option. In the absence of such election or direction, the beneficiary may change the manner of payment or make an election of any option.

If any primary or contingent beneficiary dies before the Annuitant, that beneficiary's interest in this contract ends with that beneficiary's death. Only those beneficiaries living at the time of the Annuitant's death will be eligible to receive their share of the death proceeds. In the event no primary or contingent beneficiaries have been named and all primary beneficiaries have died before the death proceeds become payable, the owner(s) will become the beneficiary(ies) unless elected otherwise in accordance with Section 9. If both primary and contingent beneficiaries have been named, payment will be made to the named primary beneficiaries living at the time the death proceeds become payable. If there is more than one beneficiary and You failed to specify their interest, they will share equally. Payment will be made to the named contingent beneficiary(ies) only, if all primary beneficiaries have died before the death proceeds become payable. If any primary beneficiary is alive at the time the death proceeds become payable, but dies before receiving their payment, their share will be paid to their estate.

PROTECTION OF PROCEEDS

Unless You so direct by filing written notice with us, no beneficiary may assign any payments under this contract before the same are due. To the extent permitted by law, no payments under this contract will be subject to the claims of creditors of any beneficiary.

DEFERMENT

We will pay any Partial Withdrawals or Surrender proceeds from the Separate Account within 7 days after we receive all requirements that we need. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Subaccounts and to the Fixed Account, and determination or payment of Partial Withdrawals or Surrender proceeds.

When permitted by law, we may defer paying any Partial Withdrawals or Surrender proceeds from the Fixed Account for up to 6 months from the date we receive Your request. If the owner dies after the request is received, but before the request is processed, the request will be processed before the death proceeds are determined. The interest rate will be the rate that is currently paid on Guaranteed Payment Option 1, Interest Payments.

REPORTS TO OWNER

We will give You an annual report at least once each Contract Year. This report will show the number and value of the accumulation units held in each of the Subaccounts as well as the value of the Fixed Account. It will also give You the Surrender Charges, Death Benefit and method of determining the Cash Value, and any other facts required by law or regulation.

RB200                                Page 23

                                      Home Office: 100 Manhattanville Road
[LOGO] TRANSAMERICA LIFE INSURANCE    Purchase, New York 10577-2135
       COMPANY OF NEW YORK            Administrative Office: 4333 Edgewood Rd NE
                                      Cedar Rapids, Iowa 52499



                                      INDEX

                                                                                 Page
Account Value ......................................................                 4
Accumulation Units .................................................                 9
Age or Sex Corrections .............................................                22
Annuity Commencement Date ..........................................                22
Annuity Payments ...................................................                14
Account Value ......................................................                 4
Assignment .........................................................                23
Beneficiary ........................................................                23
Cash Value .........................................................                 5
Contract ...........................................................                22
Contract Data Page .................................................                 3
Death Proceeds .....................................................                12
Definitions ........................................................                 2
Dollar Cost Averaging Option .......................................                11
Evidence of Survival ...............................................                22
Fixed Account ......................................................                10
Guaranteed Minimum Death Benefit ...................................                12
Guaranteed Return of Fixed Account Premium Payments ................                 8
Guaranteed Periods .................................................                10
Incontestability ...................................................                22
Modification of Contract ...........................................                22
Non-participating ..................................................                22
Option to Change Annuity Commencement Date .........................                22
Partial Withdrawals ................................................                 6
Payee ..............................................................                15
Payment of Premiums ................................................                 4
Payment Option Tables ..............................................    18, 19, 20, 21
Proof of Age .......................................................                15
Protection of Proceeds .............................................                23
Right to Cancel ....................................................                 1
Rights of Owner ....................................................                22
Separate Account ...................................................                 8
Service Charge .....................................................                 4
Settlement .........................................................                22
Surrender Charges ..................................................                 8
Transfers ..........................................................                10



      Flexible Premium Deferred Variable Annuity, Income Payable At Annuity
                               Commencement Date
          Benefits Based On The Performance Of The Separate Account Are
  Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
                                Non-Participating
    WE RESERVE THE RIGHT TO (I) REFUSE PREMIUM PAYMENTS TO THE FIXED ACCOUNT,
                AND (II) PROHIBIT TRANSFERS TO THE FIXED ACCOUNT

Y851